4

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  July 23, 2004 (July 22, 2004)


                             CAN-CAL RESOURCES LTD.
--------------------------------------------------------------------------------
              Exact Name of Registrant as Specified in its Charter)

           Nevada                        0-26669                 88-0336988
----------------------------      ---------------------      -------------------
(State or other jurisdiction      (Commission File No.)       (I.R.S. Employer
      of incorporation)                                      Identification No.)



     8224 Ocean Gate Way
     Las Vegas, Nevada                                               89128
-------------------------------------------------------      -------------------
    (Address of Principal Executive Offices)                      (Zip Code)


       Registrant's telephone number, including area code: (702) 243-1849


                                 Not Applicable
--------------------------------------------------------------------------------
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)

The Company's wholly owned Mexican subsidiary, Sierra Madre Resources S.A. de C.V. ("SMR"), has completed the first phase of sampling of the outcrop veins on its Arco Project (the "Project"), which includes a land package of 463 hectares (approximately 1,140 acres). The Project is located in Durango State, Mexico approximately 120 kilometers north-northwest of the city of Durango, and lies in the Central Plateau Gold-Silver belt of the Sierra Madre Occidental, near the historic Silver-Lead-Zinc district of Tejamen.

In addition, SMR has applied for a new concession, Arco 2, which surrounds and is contiguous with the Arco concession and also extends 7 kilometers to the north. The Arco 2 concession includes a land package of 3,217 hectares (approximately 7,920 acres).

Initial geological work indicates that the Arco Project is a low-sulfidation epithermal gold-vein occurrence in Upper Series rhyolite formation, which is projected to be relatively shallow, especially on the northern and western margins of the swarm where apparent faults expose andesite flows supposed to be of the Lower Volcanic Sequence. Typically, it is the underlying andesite formations that are mineralized in Mexico. The fact that the veins occur in the rhyolite formation is unusual and indicates the potential for wider and stronger vein structures in the underlying Lower Series andesite formation. Although the exposed surface veins are narrow (from 2 to 100 centimeters for individual veins in zones of up to 20 meters), they have a strike length of over 2 kilometers and form vein swarms, suggesting that the veins may thicken at depth in the underlying andesite series rocks.

The Arco outcrop quartz veins have been sampled in a triangular shaped area measuring more than 600 meters on each side. Three principal outcrop veins are present on the northwest portion of the Project. These veins tend to converge to the south, suggesting that they may intersect at depth in the underlying andesite series rocks. A total of 44 rock chip samples were taken perpendicularly across the veins, at approximately 25 meter intervals, with 34 of the 44 samples returning assays ranging in gold values from 0.10 g/t to 5.07 g/t and 21 of the samples assaying over 0.20 g/t gold. The silver to gold ratio averaged 24 to 1. See the table below for all assay results. Of particular interest is the western most vein, where successive gold assay values of 0.426 g/t, 0.329 g/t, 5.070 g/t, 1.265 g/t and 0.848 g/t were reported over a strike length of approximately 125 meters. A second area of outcrop veining was discovered to the southeast, approximately 600 meters from the principal outcrop veins. A total of 3 rock chip samples were taken in this area, with reported gold assay values of 1.090 g/t, 1.945 g/t, and 1.460 g/t over a strike length of approximately 130 meters. All samples were shipped to ALS Chemex of Vancouver, Canada for assaying.

The outcrop veins in the northwest portion of the Project appear to extend onto the Arco 2 concession, as may the outcrop veining to the southeast. A second phase of sampling, concentrating principally on the potential extension of the northwest veins onto the Arco 2 concession and more extensive testing of the newly discovered southeast outcrop veins, is scheduled for completion by the end of July. In addition, initial overall reconnaissance exploration will take place on the Arco 2 concession in July and August, 2004.

SMR is also actively pursuing additional property acquisitions, either by staking or options on third party concessions. Discussions are presently taking place with several concession owners, and SMR has identified a large number of areas of geological interest by way of satellite imaging, which will be examined in the coming months. Any areas of merit will be staked.


                         ARCO - NORTHWEST OUTCROP VEINS
                        TABLE OF ROCK CHIP SAMPLE ASSAYS
                        --------------------------------


       GOLD              SILVER                 GOLD                SILVER
     ---------         -----------            ----------          ----------

        0.005               <0.20                 0.426   *            1.10
        0.065                3.20                 0.329   *            1.20
        0.018                0.70                 5.070   *           17.10
        0.801               10.20                 1.265   *            3.30
        0.112               12.50                 0.848   *            4.60
        0.110                4.40                 0.162                1.00
        0.145                5.80                 0.380                6.90
        0.072                5.60                 0.389                2.50
        0.215                4.90                 0.045                1.90
        0.084                3.40                 0.760                8.80
        1.365                2.90                 0.690                4.00
        0.132                1.30                 0.147                3.20
        0.041                2.10                 0.252                1.40
        0.382                2.00                 0.090                1.10
        0.099                2.50                 0.169                1.20
        0.175                2.50                 0.175                9.90
        0.295                4.10                 0.290                0.70
        0.078               10.30                 0.393                8.60
        0.392                1.20                 0.264               <0.20
        0.105                1.60                 0.302               <0.20
        0.175                2.30                 0.235                1.40
        0.156                1.30                 0.155                1.70

     -----------------------------            ------------------------------

     * WEST VEIN - Assays reported over a strike length of approximately 125 meters.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CAN-CAL RESOURCES LTD.


Dated: July 23, 2004                   By:     /s/   Anthony F. Ciali
                                           -------------------------------------
                                           ANTHONY F. CIALI,
                                           Chief Executive Officer and President